Exhibit 99.1

Anika Therapeutics Reports 52% Total Revenue Growth in Second Quarter 2010

ORTHOVISC® Sales Drive 24% Organic Growth

Company Reports Progress on FAB Integration

BEDFORD, Mass.--(BUSINESS WIRE)--August 9, 2010--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing, and repair, based on hyaluronic acid (“HA”) technology, today reported financial results for the quarter ended June 30, 2010.

Key Highlights

  Total revenue and product revenue grew 52% and 56% respectively
  Progress on FAB integration as FAB products perform well in quarter
  Orthobiologics revenue rose 38%, driven by strong global sales of ORTHOVISC®

Revenue

Anika’s product revenue increased 56% to $13.7 million for the second quarter of 2010, from $8.8 million in the second quarter of 2009. Excluding revenue from Fidia Advanced Biopolymers, s.r.l. (“FAB”), which was acquired by Anika late in the fourth quarter of 2009, product revenue increased 24% from 2009’s second quarter. This growth was primarily due to continued strong sales of the Company’s ORTHOVISC product line in U.S. and international markets.

Total revenue for the second quarter of 2010 grew 52% to $14.5 million, from $9.5 million in the second quarter last year.

Product Gross Margin

Product gross margin for the second quarter of 2010 was 57%, compared with 62% in last year’s second quarter. The decrease in product gross margin largely reflected the addition of FAB products into Anika’s overall product mix and increased inventory reserves of $267,000.

Operating Expenses

Research and development expenses for the second quarter of 2010 decreased to $1.8 million from $2.3 million in the second quarter of 2009. This reflected a decline in R&D spending due to the completion of Anika’s U.S. MONOVISC™ clinical trial in the third quarter of 2009, partially offset by the inclusion of FAB R&D expenses.

Selling, general and administrative expenses for the second quarter of 2010 increased to $5.0 million from $2.7 million in the same quarter of 2009, primarily driven by the inclusion of SG&A costs at FAB, integration costs, and increased reserves of $270,000 related to Coapt Systems accounts receivable.

Net Income

Net income for the second quarter of 2010 increased 12% to $1.1 million, compared with $956,000 for the same period last year. Earnings per share for the second quarter was $0.08 per diluted share for both 2010 and 2009. The comparison with the 2009 period was negatively impacted by the dilutive effect of the FAB acquisition.

Cash and Cash Equivalents

Anika’s cash and cash equivalents at June 30, 2010 were $23.6 million, compared with $24.4 million on December 31, 2009.

Litigation and Other Legal Matters

On July 7, 2010, Genzyme Corporation filed a complaint against the Company in the United States District Court for the District of Massachusetts seeking unspecified damages and equitable relief. The complaint alleges that the Company has infringed U.S. Patent No. 5,143,724 by manufacturing MONOVISC in the United States for sale outside the United States and will infringe U.S. Patent Nos. 5,143,724 and 5,399,351 if the Company begins manufacture and sale of MONOVISC for sale in the United States. The Company believes that neither MONOVISC, nor its manufacture, does or will infringe any valid and enforceable claim of the asserted patents.

The Trustee in Bankruptcy of Artes Medical, Inc. ("Artes") asked the Company to pay $359,768 to the Trustee, representing the total amount of three payments received by the Company from Artes within the 90 days prior to the filing of Artes' liquidating bankruptcy case under Chapter 7 of the United States Bankruptcy Code. The Trustee asserts that the payments are recoverable as preferences under the Bankruptcy Code. The Company believes that the payments either do not meet the legal requirements of avoidable preferences or are subject to one or more exceptions to the Trustee's powers to recover preferences and recently so advised the Trustee.

Coapt Systems, Inc., the Company's distributor for its HYDRELLE product, made a general assignment for the benefit of creditors and an Assignee began the liquidation of Coapt's assets. The Company's Distribution Agreement with Coapt has been terminated, and the Company plans to directly distribute HYDRELLE in the interim while it determines its worldwide strategy for this product franchise.

Management Commentary

“We made good progress executing on our key goals and driving revenue growth during the second quarter,” said Charles H. Sherwood, Ph.D., president and chief executive officer. “Our total revenue increased by 52% year-over-year, while product revenue grew 56%. Organic revenue was up 24% from the second quarter of 2009, driven by strong domestic and international sales of ORTHOVISC. Domestic ORTHOVISC sales were up 31% year-over-year, while international ORTHOVISC sales increased 18% during the same period.”

“Our second-quarter net income grew 12%, tempered by the dilutive effect of the FAB acquisition,” said Sherwood. “One of our key goals for the year is to reduce FAB’s operating loss, and we made progress on that goal during the quarter. At the same time, we made progress during the quarter in generating further cost synergies through the integration of FAB’s operations with those of Anika. We completed the integration of the Anika and FAB research and development functions, implemented organizational changes at FAB, and began installing a new network and ERP system that will enable FAB and Anika to operate more effectively.”

Sherwood continued, “on the regulatory front, during the quarter, in a meeting with the FDA on Anika’s PMA for our single-injection osteoarthritis product MONOVISC, the FDA requested additional statistical analyses. We expect to submit the additional data requested and responses to the FDA’s questions in September. This lengthens our approval process, and we currently believe will delay our timeline for launching MONOVISC in the U.S. market into 2011. We are also working on 510(K) applications for a number of FAB products, and anticipate the first approval by year-end 2010 with the other approvals to follow in early 2011.”

“We continue to execute successfully on our strategic goals and produce solid financial results, both on a consolidated and organic basis,” said Sherwood. “We are clearly advancing toward our vision to provide innovative therapeutic products which we believe will expand Anika’s opportunities and position us for earnings growth.”

Conference Call Information

Anika will hold a conference call to discuss its financial results, business highlights and outlook tomorrow, Tuesday, August 10, 2010 at 9:00 a.m. ET. In addition, the Company will answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, 866-700-5192 (International callers dial 617-213-8833) and use the passcode 60589047. Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available to interested parties through a live audio webcast in the “Investor Relations” section of the Anika Therapeutics website, www.anikatherapeutics.com. An accompanying slideshow presentation also can be accessed via the Anika Therapeutics website. The call will be archived and accessible on the same website shortly after the conclusion of the call.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing, and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products range from orthopedic/joint health solutions led by ORTHOVISC®, a treatment for osteoarthritis of the knee; to surgical aids in the ophthalmic and anti-adhesion fields. The company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika’s Italian subsidiary, Fidia Advanced Biopolymers, S.r.l (FAB), provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in new areas such as advanced wound treatment and ear, nose and throat care. FAB’s regenerative tissue technology advances Anika’s vision to offer therapeutic products that go beyond pain relief to protect and restore damaged tissue.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as "expectations," "remains," "focus," "expected," "prospective," "expanding," "building," "continue," "progress," “plan,” "efforts," "hope," "believe," "objectives," "opportunities," "will," "seek," “expect” and other expressions which are predictions of or indicate future events and trends do not constitute historical matters and identify forward-looking statements. These statements also include those relating to: (i) Anika’s plans to directly distribute HYDRELLE while it determines its worldwide strategy for its aesthetic product franchise, (ii) the expectation that Anika will significantly reduce FAB’s operating loss, (iii) the expectation that the integration of FAB’s operations with those of Anika will generate further cost synergies, (iv) the expectation that installation of a new network and ERP system will enable FAB and Anika to operate more effectively, (v) the submission of responses to FDA questions in September 2010, (vi) the expectation that MONOVISC will be commercially launched into the U.S. market in 2011; (vii) the expectation of receiving the first 510(K) approval for a FAB product by the end of 2010, with additional approvals in the first quarter of 2011, and (viii) the expectation that Anika is positioned for earnings growth. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks, uncertainties and other factors. The Company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the Company’s ability to effectively sell Hydrelle; (ii) the Company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application or timely file and receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (iii) the Company's research and product development efforts and their relative success, including whether the Company has any meaningful sales of any new products resulting from such efforts; (iv) the cost effectiveness and efficiency of our manufacturing operations and production planning; (v) the strength of the economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas; (vi) future determinations by the Company to allocate resources to products and in directions not presently contemplated or (vii) the Company’s ability to launch MONOVISC in the U.S., if at all. Any delay in receiving any regulatory approvals may adversely affect the Company's competitive position. Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved. There is also a risk that (i) the Company's existing distributors or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the Company's efforts to enter into long-term marketing and distribution arrangements, including with new international distributors for ORTHOVISC and MONOVISC, will not be successful, (iii) new distribution arrangements will not result in meaningful sales of the Company's products, (iv) the Company’s distributors will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the Company's product sales, (vi) the estimated size(s) of the markets which the Company has targeted its products will fail to be achieved, (vii) lack of adequate coverage and reimbursement provided by governments and other third party payers for our products and services could have a material adverse effect on our results of operations, or (viii) increased sales of the Company's products, including HYVISC, ORTHOVISC , or its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the Company's business and operations. Certain other factors that might cause the Company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, as well as those described in the Company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Product revenue	$13,720,929	$8,770,763	$25,362,979	17,289,836
Licensing, milestone and contract revenue	778,871	752,913	1,602,908	1,434,164
Total revenue	14,499,800	9,523,676	26,965,887	18,724,000

Operating expenses:
Cost of product revenue	5,891,752	3,294,160	11,015,427	6,505,826
Research & development	1,836,653	2,286,229	3,712,297	4,480,537
Selling, general & administrative	4,967,346	2,735,552	9,256,324	5,770,534
Total operating expenses	12,695,751	8,315,941	23,984,048	16,756,897
Income from operations	1,804,049	1,207,735	2,981,839	1,967,103
Interest income (expense), net	(59,287)	(1,382)	(109,207)	58
Income before income taxes	1,744,762	1,206,353	2,872,632	1,967,161
Provision for income taxes	678,010	250,579	1,091,600	488,667
Net income	$1,066,752	$955,774	$1,781,032	$1,478,494
Basic net income per share:
Net income	$0.08	$0.08	$0.14	$0.13
Basic weighted average common shares outstanding	12,645,889	11,384,949	12,630,398	11,375,798
Diluted net income per share:
Net income	$0.08	$0.08	$0.13	$0.13
Diluted weighted average common shares outstanding	13,642,323	11,548,079	13,637,309	11,517,949

Anika Therapeutics, Inc. and Subsidiaries
Consolidated Balance Sheets
(unaudited)

ASSETS	June 30, 2010	December 31, 2009
Current assets:
Cash and cash equivalents	$23,648,822	$24,426,990
Short-term investments
Accounts receivable, net of reserves of $272,723 at June 30, 2010 and $29,261 at December 31, 2009	15,061,339	11,778,743
Inventories	8,369,659	8,547,339
Current portion deferred income taxes	2,215,936	2,228,291
Prepaid expenses and other	2,213,853	2,892,858
Total current assets	51,509,609	49,874,221
Property and equipment, at cost	48,054,159	47,172,403
Less: accumulated depreciation	(12,060,186)	(11,424,788)
	35,993,973	35,747,615
Long-term deposits and other	405,329	413,228
Intangible assets, net	27,789,999	33,577,451
Deferred income taxes	2,146,619	3,506,362
Goodwill	6,269,030	7,488,036
Total Assets	$124,114,559	$130,606,913

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,413,932	$6,354,761
Accrued expenses	4,784,900	5,816,170
Deferred revenue	2,700,000	2,751,467
Current portion of long-term debt	1,600,000	1,600,000
Total current liabilities	16,498,832	16,522,398
Other long-term liabilities	1,618,862	1,775,386
Long-term deferred revenue	6,749,995	8,099,996
Deferred tax liability	7,425,009	9,265,631
Long-term debt	12,000,000	12,800,000
Commitments and contingencies (Note 9)	-	-
Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding at June 30, 2010 and December 31, 2009	-	-
Common stock, $.01 par value; 30,000,000 shares authorized, 13,477,647 shares issued and outstanding at June 30, 2010 and 13,418,772 shares issued and outstanding at December 31, 2009	134,776	134,188
Additional paid-in-capital	61,311,407	60,539,768
Accumulated currency translation adjustment	(4,874,900)	-
Retained earnings	23,250,578	21,469,546
Total stockholders’ equity	79,821,861	82,143,502
Total Liabilities and Stockholders’ Equity	$124,114,559	$130,606,913

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data
Revenue by Product Line and Geographic Location
(unaudited)

	Quarter Ended June 30,				Six Months Ended June 30,
Product Line:	2010	%	2009	%	2010	%	2009	%
Orthobiologics	$7,702,028	56%	$5,568,685	63%	$14,623,443	58%	$10,718,327	62%
Dermal	1,197,770	9%	88,080	1%	2,083,978	8%	138,174	1%
Ophthalmic surgery	2,851,512	21%	2,480,923	28%	5,435,970	21%	5,126,175	30%
Surgical	1,231,979	9%	21,475	0%	1,810,604	7%	58,225	0%
Veterinary	737,640	5%	611,600	7%	1,408,984	6%	1,248,935	7%
	$13,720,929	100%	$8,770,763	100%	$25,362,979	100%	$17,289,836	100%

Product gross profit	$7,829,177		$5,476,603		$14,347,552		$10,784,010
Product gross margin	57%		62%		57%		62%

	Quarter Ended June 30,				Six Months Ended June 30,
	2010	%	2009	%	2010	%	2009	%
Geographic Location:
United States	$8,859,769	65%	$6,461,662	74%	$17,215,605	68%	$12,597,226	73%
Europe	3,638,865	26%	1,322,041	15%	6,185,547	24%	2,805,409	16%
Other	1,222,295	9%	987,060	11%	1,961,827	8%	1,887,201	11%
Total	$13,720,929	100%	$8,770,763	100%	$25,362,979	100%	$17,289,836	100%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., CEO, 781-457-9000
or
Kevin W. Quinlan, CFO, 781-457-9000